Exhibit 23.1

    Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement (No. 333-231927) on Form S-3 and in the registration statements (Nos. 333-218693, 333-203857, and 333-140152) on Form S-8 of our reports dated March 1, 2022, with respect to the consolidated financial statements of Martin Midstream Partners L.P. and the effectiveness of internal control over financial reporting.

/s/ KPMG LLP

Dallas, Texas
March 1, 2022